Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:

MEDIA:	ANALYSTS:
Katrina W. Parker, 312/822-5167	Nancy M. Bufalino, 312/822-7757
Sarah J. Pang, 312/822-6394	Marie Hotza, 312/822-4278
David C. Adams, 312/822-2183
CNA FINANCIAL ANNOUNCES FIRST QUARTER 2009 RESULTS:
NET OPERATING INCOME OF $149 MILLION, NET LOSS OF $195 MILLION,
P&C OPERATIONS COMBINED RATIO OF 98.2%
BOOK VALUE PER COMMON SHARE INCREASES TO $21.57
CHICAGO, May 4, 2009 — CNA Financial Corporation (NYSE: CNA) today announced first quarter 2009 results, which included net operating income of $149 million, or $0.44 per common share, and a net loss of $195 million, or ($0.84) per common share. The net loss was driven by realized losses in the investment portfolio. The combined ratio for the Property & Casualty Operations was 98.2% for the quarter. Book value per common share was $21.57 at March 31, 2009, as compared to $20.92 at December 31, 2008.

	Results for the Three Months
	Ended March 31 (a)
($ millions)	2009	2008
Net operating income	$149	$221
Net realized investment losses	(344)	(33)

Net (loss) income from continuing operations	(195)	188
Net income (loss) from discontinued operations	—	(1)

Net (loss) income	$(195)	$187

(a)	References to net operating income (loss), net realized investment gains (losses) and net income (loss) used in this press release reflect amounts attributable to CNA Financial Corporation (CNAF), unless otherwise noted. Management utilizes the net operating income financial measure to monitor the Company’s operations. Please refer to Note N of the Consolidated Financial Statements within the 2008 Form 10-K for further discussion of this measure.

(Loss) Earnings Per Share Attributable to Common Stockholders

	Results for the Three Months Ended
	March 31
	2009	2008
Net operating income	$0.56	$0.82
Less: 2008 Senior Preferred dividend	(0.12)	—

Net operating income attributable to CNAF common stockholders	0.44	0.82
Net realized investment losses	(1.28)	(0.12)

Net (loss) income from continuing operations	(0.84)	0.70
Net income (loss) from discontinued operations	—	(0.01)

Net (loss) income attributable to CNAF common stockholders	$(0.84)	$0.69

Net operating income for the three months ended March 31, 2009 decreased $72 million as compared with the same period in 2008. Net operating results for our core Property & Casualty Operations decreased $39 million, while our Non-Core operations decreased $33 million. These decreases were primarily due to lower net investment income. Our Property & Casualty Operations produced combined ratios of 98.2% and 98.1% in the first quarters of 2009 and 2008, with current period underwriting results reflecting lower losses and higher expenses as compared to the prior period.
“CNA’s core Property & Casualty Operations delivered another solid quarter – a favorable rate trend, improved renewal retention and a combined ratio of 98.2%,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation. “After four months at CNA, I am more confident than ever in our company’s position and franchise in both the specialty lines and standard lines markets.”
“Our first quarter results continue to reflect the turmoil in the capital markets and its impact on our investment income and realized investment results,” continued Mr. Motamed. “That being said, our unrealized loss position improved from year-end 2008 and we posted a modest increase in book value per share during the quarter. The capital position of our lead operating subsidiary, Continental Casualty, continues to be strong.”
Pretax net investment income for the first quarter of 2009 decreased $14 million as compared with the same period in 2008. Excluding trading portfolio losses of $77 million in 2008, net investment income declined $91 million. This decrease was primarily driven by a decline in interest rates and higher losses from limited partnerships. The trading portfolio losses were related to our indexed group annuity business and were substantially offset by a corresponding decrease in the policyholders’ funds reserves supported by the trading portfolio. We exited the indexed group annuity business in 2008.
After-tax net realized investment losses increased $311 million for the three months ended March 31, 2009 as compared with the same period in 2008. In the first quarter of 2009, other-than-temporary impairment (OTTI) losses of $399 million after-tax were primarily driven by continuing credit issues attributable to the asset-backed and financial sectors. OTTI losses of $56 million after-tax were recorded in the first quarter of 2008.
Net results for the three months ended March 31, 2009 decreased $382 million as compared with the same period in 2008. This decrease was due to higher net realized investment losses and lower net operating income.

Business Operating Highlights
Standard Lines works with an independent agency distribution system and network of brokers to market a broad range of property and casualty insurance products and services primarily to small, middle-market and large businesses and organizations domestically.
•	Net written premiums decreased $8 million for the first quarter of 2009 as compared with the same period in 2008. Standard Lines averaged rate decreases of 2% for the first quarter of 2009, as compared to decreases of 6% for the first quarter of 2008 for the contracts that renewed during those periods. Retention rates of 83% and 81% were achieved for those contracts that were available for renewal in each period.
•	Net operating income decreased $34 million for the first quarter of 2009 as compared with the same period in 2008. This decrease was primarily due to lower net investment income and decreased underwriting results.
•	The combined ratio increased 1.9 points for the first quarter of 2009 as compared with the same period in 2008. The expense ratio increased 3.8 points, primarily related to higher underwriting expenses and a lower net earned premium base. Underwriting expenses increased due to higher employee-related costs, including increased pension expense. The loss ratio improved 1.9 points primarily due to decreased catastrophe losses. This favorability was partially offset by an increase in the current accident year loss ratio driven by a number of large property losses in the first quarter and the impact of decreased favorable net prior year development.
•	Net results for the first quarter of 2009 decreased $140 million as compared with the same period in 2008. This decline was primarily attributable to higher net realized investment losses and decreased net operating income.
Specialty Lines provides professional, financial and specialty property and casualty products and services, both domestically and abroad, through a network of brokers, managing general underwriters and independent agencies.
•	Net written premiums decreased $19 million for the first quarter of 2009 as compared with the same period in 2008. After adjusting for foreign exchange, net written premiums increased modestly. Specialty Lines averaged rate decreases of 2% for the first quarter of 2009, as compared to decreases of 3% for the first quarter of 2008 for the contracts that renewed during those periods. Retention rates of 86% and 84% were achieved for those contracts that were available for renewal in each period.
•	Net operating income decreased $5 million for the first quarter of 2009 as compared with the same period in 2008. This decrease was primarily due to lower net investment income, partially offset by improved underwriting results.
•	The combined ratio improved 1.4 points for the first quarter of 2009 as compared with the same period in 2008. The loss ratio improved 3.4 points, primarily due to increased favorable net prior year development. This was partially offset by higher current accident year loss ratios recorded in several lines of business. The expense ratio increased 2.4 points primarily related to higher underwriting expenses and a lower net earned premium base.
•	Net income decreased $74 million for the first quarter of 2009 as compared with the same period in 2008. This decline was primarily attributable to higher net realized investment losses.

Life & Group Non-Core primarily includes the results of the life and group lines of business that are in run-off. Net earned premiums relate primarily to the group and individual long term care businesses.
•	Net loss for the first quarter of 2009 increased $132 million as compared with the same period in 2008. The increase was primarily due to increased net realized investment losses and adverse performance on our remaining pension deposit business. Additionally, most of the remaining life and group business lines experienced favorable results in 2008.
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business primarily in run-off, including CNA Re. This segment also includes the results related to the centralized adjusting and settlement of asbestos and environmental pollution.
•	Net loss for the first quarter of 2009 increased $37 million as compared with the same period in 2008. The increase was primarily due to lower net investment income and higher net realized investment losses.

Segment Results for the Three Months Ended March 31, 2009

					Corporate
	Standard	Specialty	Total P&C	Life & Group	& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total
Net operating income (loss)	$61	$119	$180	$(22)	$(9)	$149
Net realized investment losses	(117)	(74)	(191)	(124)	(29)	(344)

Net (loss) income from continuing operations	$(56)	$45	$(11)	$(146)	$(38)	$(195)

Segment Results for the Three Months Ended March 31, 2008

					Corporate
	Standard	Specialty	Total P&C	Life & Group	& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total
Net operating income (loss)	$95	$124	$219	$(3)	$5	$221
Net realized investment losses	(11)	(5)	(16)	(11)	(6)	(33)

Net income (loss) from continuing operations	$84	$119	$203	$(14)	$(1)	$188

Property & Casualty Operations Gross Written Premiums

	Three Months Ended March 31
($ millions)	2009	2008
Standard Lines	$829	$832
Specialty Lines	1,276	1,293

Total P&C Operations	$2,105	$2,125

Property & Casualty Operations Net Written Premiums

	Three Months Ended March 31
($ millions)	2009	2008
Standard Lines	$763	$771
Specialty Lines	829	848

Total P&C Operations	$1,592	$1,619

Property & Casualty Calendar Year Loss Ratios

	Three Months Ended March 31
	2009	2008
Standard Lines	71.8%	73.7%
Specialty Lines	61.4%	64.8%
Total P&C Operations	66.3%	69.0%
Total P&C Companies (a)	77.1%	77.8%
Property & Casualty Calendar Year Combined Ratios

	Three Months Ended March 31
	2009	2008
Standard Lines	106.3%	104.4%
Specialty Lines	91.0%	92.4%
Total P&C Operations	98.2%	98.1%
Total P&C Companies (a)	109.1%	107.5%

(a)	P&C Companies includes Standard Lines, Specialty Lines and P&C business written in Life & Group Non-Core and Corporate & Other Non-Core, including CNA Re and asbestos and environmental pollution exposures.
Standard Lines Effect of Catastrophe Impacts and Development-Related Items

	Three Months Ended March 31
	2009	2008
Combined ratio excluding the effect of catastrophe impacts and development-related items	106.3%	100.2%
Effect of catastrophe impacts	1.7	6.8
Effect of development-related items	(1.7)	(2.6)

Combined ratio	106.3%	104.4%

Specialty Lines Effect of Catastrophe Impacts and Development-Related Items

	Three Months Ended March 31
	2009	2008
Combined ratio excluding the effect of catastrophe impacts and development-related items	96.3%	92.4%
Effect of catastrophe impacts	0.1	—
Effect of development-related items	(5.4)	—

Combined ratio	91.0%	92.4%

Property & Casualty Operations Effect of Catastrophe Impacts and Development-Related Items

	Three Months Ended March 31
	2009	2008
Combined ratio excluding the effect of catastrophe impacts and development-related items	101.0%	96.2%
Effect of catastrophe impacts	0.9	3.2
Effect of development-related items	(3.7)	(1.3)

Combined ratio	98.2%	98.1%

About the Company
Serving businesses and professionals since 1897, CNA is the country’s seventh largest commercial insurance writer and the 13th largest property and casualty company.  CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages.  CNA’s services include risk management, information services, underwriting, risk control and claims administration.  For more information, please visit CNA at www.cna.com. CNA is a registered trade mark of CNA Financial Corporation.

Conference Call and Webcast Information:
A conference call for investors and the professional investment community will be held at 10:00 a.m. (ET) today. On the conference call will be Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (866) 454-4206, or for international callers, (913) 981-4901. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details.
The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available through May 11, 2009 by dialing (888) 203-1112, or for international callers, (719) 457-0820. The replay passcode is 8195455. The replay will also be available on CNA’s website. Financial supplement information related to the first quarter results is available on the investor relations pages of the CNA website or by contacting David Adams at (312) 822-2183.
FINANCIAL MEASURES
In evaluating the results of the Standard Lines and Specialty Lines, management utilizes the combined ratio, the loss ratio, the expense ratio and the dividend ratio. These ratios are calculated using accounting principles generally accepted in the United States of America (GAAP) financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with GAAP.  For reconciliations of non-GAAP measures to the most comparable GAAP measures, please refer to CNA’s filings with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
FORWARD-LOOKING STATEMENT
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions.  Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected.  Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release.  Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
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